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                                                                 EXHIBIT 3.21(i)


                           ARTICLES OF INCORPORATION

                                       OF

                          EG&G DEFENSE MATERIALS, INC.



          We, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the Utah Business

Corporation Act, adopt the following Articles of Incorporation for such corporation:


          FIRST:  The name of the corporation is:

                          EG&G Defense Materials, Inc.

          SECOND: The period of its duration is perpetual.

          THIRD:  The purpose or purposes for which the corporation is organized are:  To provide engineering and technical services to government agencies and commercial entities.

          FOURTH: The aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000.00) of the par value of One

Dollar ($1.00) each.

          FIFTH:  The Directors will have the authority to establish series of any preferred or special class of stock, should any be authorized from time to time; and to fix and determine the variations in the relative rights and preferences between series.

          SIXTH:  The corporation will not commence business
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until consideration of the value of at least $1,000 has been received for the issuance of shares.

     SEVENTH: Provision limiting or denying to shareholders the preemptive right to acquire additional or treasury shares of the corporation are:

     No shareholder shall have pre-emptive rights to acquire any additional shares of stock whether now or hereafter authorized.

     EIGHTH: The post office address of its initial registered office is c/o
C T Corporation System, 50 West Broadway 8th Fl, Salt Lake City, Utah 84101, and the name of its initial registered agent at such address is C T CORPORATION SYSTEM.

     NINTH: The number of directors constituting the initial board of directors of the corporation is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

        NAME                        ADDRESS

John R. Dolan               c/o EG&G, Inc., 45 William St.
                            Wellesley, Mass 02181

Leo M. Kelly                c/o EG&G, Inc., 45 William St.
                            Wellesley, Mass 02181

Donald M. Kerr              c/o EG&G, Inc., 45 William St.
                            Wellesley, Mass 02181


     TENTH: The name and address of each incorporator is:



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         NAME                           ADDRESS

Patricia Leary               2 Oliver St., Boston, MA 02109

Mara G. Delaney              2 Oliver St., Boston, MA 02109

Salvina Amenta-Gray          2 Oliver St., Boston, MA 02109

Dated September 5, 1989


                                             /s/ PATRICIA LEARY
                                             ----------------------------------
                                             Patricia Leary, Incorporator


                                             /s/ MARA G. DELANEY
                                             ----------------------------------
                                             Mara G. Delaney, Incorporator


                                             /s/ SALVINA AMENTA-GRAY
                                             ----------------------------------
                                             Salvina Amenta-Gray, Incorporator